EXHIBIT 10.1

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (“Agreement”) effective as of August 8 2023 (the ”Effective Date”) is made and entered into by and between GBT Tokenize Corp. having its principal place of business at c/o GBT Technologies, Inc, 2450 Colorado Ave. Suite 100E Santa Monica, CA 90404 (“Seller”) and Bannix Acquisition Corp. having its principal place of business at 8265 West Sunset Blvd., Suite # 107, West Hollywood, California 90046 (“Purchaser”). Seller and Purchaser may hereinafter be referred to collectively as the “Parties” and individually as a “Party” when convenient.

RECITALS

WHEREAS, Seller is the owner of the entire right, title, and interest of certain patents and patent applications providing an intellectual property basis for a machine learning driven technology that controls radio wave transmissions, analyzes their reflections data, and constructs 2D/3D images of stationary and in motion objects, which patents are more specifically described on Exhibit A which is attached hereto (the “Patents”).

WHEREAS, Purchaser is as enhancement to its exiting IP portfolio, desirous of acquiring the entire right, title, and interest of the Patents from the Seller.

WHEREAS, the Parties now desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

For the purpose of this Agreement, the following terms, whether in singular or in plural form, when used with a capital initial letter shall have the respective meanings as follows.

1.1 “Action” means an assertion made or a proceeding filed by a Person or one of its affiliates.

1.2 “Assigned Patent(s)” means the issued patent and patent applications listed in Exhibit A hereto.

1.3 “Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed herein including, without limitation, Seller or any of its affiliates, or Purchaser or any of its affiliates.

2. PURCHASE AND SALE OF PATENTS

2.1 Purchase and Sale of Patents. Effective as of the Closing Date and subject to the fulfillment of the Parties’ obligations set forth in Sections 3.2 and 3.3 below, Seller hereby sells, assigns and transfers to Purchaser its entire right, title and interest in and to all of the Assigned Patents, including all past, present and future causes of actions and claims for damages derived by reason of patent infringement thereof for Purchaser’s own use and for the use of its assigns, successors, and legal representatives, to the full end of the term of each one of the Assigned Patents. To evidence the assignment of the Assigned Patent, Seller shall execute a patent assignment document (“Patent Assignment”) for the Assigned Patent. Notwithstanding the foregoing assignment, in the event that the Closing is not consummated within one hundred twenty (120) calendar days from the Effective Date, Seller shall have the right, in its sole discretion, to terminate this Agreement including all obligations of Seller and all rights of Purchaser set forth in this Agreement.

2.2 Purchase Price. The Purchase Price in this Agreement is set at 5% of the consideration that the Purchaser is paying to the shareholders of EVIE Group Autonomous Ltd. pursuant to that certain Business Combination Agreement (“BCA”) dated June 26, 2023 with EVIE Autonomous Group Ltd. and its shareholders. The BCA sets the consideration to be paid by the Purchaser at $850 million and, in turn, the consideration in this Agreement paid to the Seller is $42.5 million. The Parties agree that the final Purchase Price at closing will be equal to 5% of the total consideration that the Purchaser is paying under the BCA to the shareholders of EVIE Autonomous Group Ltd. If the final Purchase Price is less than $30 million, the Seller has the option to cancel this Agreement. In accordance therewith, Purchaser hereby agrees to pay, issue and deliver to o Seller, pursuant to the terms set forth in Section 3.2, 42,500 shares of its series a preferred stock to the Seller, which such terms will be more fully set forth in the Series A Preferred Stock Certificate of Designation to be filed with the Secretary of State of the State prior to the Closing Date (the “Purchase Price”). The Series A Preferred Stock will have stated value of face value of $1,000 per share and is convertible, at the option of the Seller, into shares of common stock of Purchaser at 5% discount to the VWAP during the 20 trading days prior to conversion, and in any event not less than $1.00. The Series A Preferred Stock will not have voting rights and will be entitled to dividends only in the event of liquidation. The Series A Preferred Stock will have a 4.99% beneficial ownership limitation.

2.3 Lock-Up of Purchaser Preferred Stock. Series A Preferred Stock and the shares of common stock issuable upon conversion of the Series A Preferred Stock (the “Conversion Shares”) shall be subject to a lock-up beginning on the Closing Date and ending on the earliest of (i) the six (6) months after such date, (ii) a Change in Control, or (iii) written consent of Purchaser (the “Seller Lockup Period”). On the Closing Date, the Seller shall enter into a lock-up agreement pursuant to which Seller may not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any Series A Preferred Stock or Conversion Shares acquired pursuant to this Agreement or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Series A Preferred Stock or Conversion Shares, whether or not any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Series A Preferred Stock; provided, however, following the expiration of the Lockup Period and continuing for a period through the twenty four (24) month anniversary of the Closing Date, the Seller will not sell the Series A Preferred Stock or the Conversion Shares exceeding 15% of the Purchaser’s total daily volume on its trading market. The terms of this provision shall convey to any subsequent holder of the Series A Preferred Stock.

3. CLOSING AND DELIVERY

3.1 The Closing. The transaction shall be consummated at the officers of the Purchaser immediately following the closing of the acquisition described in that certain Business Combination Agreement entered between Purchaser, EVIE Autonomous Group Ltd. and its shareholders (the “Closing Date”).

3.2 Seller Deliverables. At the closing, Seller shall deliver to Purchaser a duly executed Patent Assignment(s).

3.3 Purchaser Deliverables. At the closing, Purchaser shall deliver or cause to be delivered to Seller or its affiliate the Purchase Price which will consist of a stock certificate representing the Series A Preferred Stock.

4. TRANSFER OF PATENT

4.1 Patent Assignment(s). Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all rights, title and interest it has in and to the Assigned Patent and all inventions and discoveries described therein and all rights of Seller to collect royalties under such Patent.

4.2 Assignment of Causes of Action. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Assigned Patent and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Assigned Patent as of the Effective Date.

5. ADDITIONAL OBLIGATIONS

5.1 Further Assurances. Seller agrees to cooperate with Purchaser in the obtaining and sustaining of any and all such additional documentation needed and in confirming Purchaser’s exclusive ownership of the Assigned Patents. At the reasonable request of Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Assigned Patent as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transfer of ownership in and to the Assigned Patent as contemplated hereby.

5.2 Further Assistance. Subject to the terms and conditions hereof, Seller agrees, upon the reasonable request of Purchaser, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Purchaser in obtaining, perfecting, sustaining, and/or enforcing the patent rights. Such assistance may also include providing prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Assigned Patent. Seller’s agreement to render any of the foregoing assistance is subject to Purchaser’s payment of all reasonable expenses of Seller incurred in connection therewith and the availability of Seller’s personnel.

6. REPRESENTATIONS AND WARRANTIES

Seller hereby warrants to Purchaser as follows:

6.1 No Assignment. Seller warrants that (i) no assignment of the Assigned Patents, application or patent therefor has been made to a party other than Purchaser and (ii) there is no obligation to make any assignment of the invention(s), application, or any patent therefor to any party other than Purchaser.

6.2 Title and Contest. Seller has good and marketable title to the Assigned Patent, including without limitation all rights, title, and interest in the Assigned Patent to sue for infringement thereof. The Assigned Patent is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of any named inventor of the Patent relating in any way to the Assigned Patent and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire the Assigned Patent.

6.3 Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Assigned Patent.

6.4 Payment of Fees Due. Seller has paid all fees due on the Assigned Patent to the United States Patent and Trademark Office as of the Effective Date of this Agreement.

7. MISCELLANEOUS

7.1 No Representation or Warranty. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER THAT THE PATENT COVERED BY THIS AGREEMENT ARE EITHER VALID OR ARE INFRINGED BY ANY OTHER PARTIES.

7.2 Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD BY SELLER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT

7.3 Limitation of Liability. EXCEPT IN THE CASE OF FRAUD BY SELLER, IN NO EVENT SHALL EITHER PARTY’ S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.4 Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party, such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or legal process, including in confidence to financial advisors in their capacity of advising a party in such matters and as required by the Securities Exchange Act of 1934, as amended; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources.

7.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada.

7.6 Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provisions were not contained herein.

7.7 Indemnification. Each party to this Agreement, shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney’s fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

7.8 Entire Agreement; Waiver of Breach. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or understanding among them in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

GBT TOKENIZE CORP.

By:
Name:	Michael D. Murray
Title:	Chief Executive Officer

BANNIX ACQUISITION CORP.

By:
Name:	Douglas Davis
Title:	Chief Executive Officer

We give our consent:

GBT Technologies, Inc.

By:
Name:	Mansour Khatib
Title:	Chief Executive Officer

Exhibit A

List of “Assigned Patents”

Title	App. No.	Country	Filing Date	Status/Deadline	Patent No.	Issue Date
SYSTEMS AND METHODS OF FACIAL AND BODY RECOGNITION, IDENTIFICATION AND ANALYSIS	17/212,235	USA	Mar. 25, 2021	GRANTED	US 11,527,104 B2	Dec. 13, 2022
SYSTEMS AND METHODS OF MOBILE DATABASE MANAGEMENT AND SHARING	16/155,093	USA	Oct. 9, 2018	GRANTED	US 10,853,327 B2	Dec. 1, 2020
SYSTEMS AND METHODS OF MOBILE DATABASE MANAGEMENT AND SHARING	17/104,001	USA	Nov. 25, 2020	GRANTED (CONTINUATION)	US 11,663,167 B2	May 30, 2023
SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (APOLLO)	17/471,213	USA	Sep. 10, 2021	GRANTED	US 11,302,032 Bl	Apr. 12, 2022
ELECTRONIC CIRCUITS FOR SECURE COMMUNICATIONS AND ASSOCIATED SYSTEMS AND METHODS (SECURE COMM.)	15/015,441	USA	Feb. 4, 2016	GRANTED	US 10,521,614 B2	Dec. 31, 2019
SYSTEMS AND METHODS OF REAL-TIME MOVEMENT, POSITION DETECTION, AND IMAGING (APOLLO CONTINUATION)	17/694,384	USA	Mar. 14, 2022	PENDING (CONTINUATION)	Publication. No.: US 2022/0405966 Al	Dec. 22, 2022 (Publication Date)